Exhibit 10.1

BANK OF AMERICA

LOAN AGREEMENT

This Agreement dated as of February 28, 2023, is among Bank of America, N.A. (the "Bank") and HireQuest, Inc., a Delaware corporation, DriverQuest 2, LLC, a Florida limited liability company, Hire Quest, L.L.C., a Florida limited liability company, HireQuest Security, LLC, a Florida limited liability company, HQ Financial Corporation, a Delaware corporation, HQ Franchising Corporation, a Delaware corporation, HQ Link Corporation, a Delaware corporation, HQ LTS Corporation, a Delaware corporation, HQ Medical, LLC, a Florida limited liability company, HQ Real Property Corporation, a Delaware corporation, HQ MRI Corporation f/k/a HQ Snelling Corporation, a Delaware corporation, Recruit Media, Inc., a Delaware corporation, and HQ Insurance Corporation, a Delaware corporation (collectively, the "Borrower").

1.	DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1        "Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a)        The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(b)        There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account.  Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c)        The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise, provided, however that the portion of such account receivable which is not disputed by the debtor shall be an Acceptable Receivable.

(d)        The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrower by the account debtor (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower).  To the extent any counterclaims, offsets, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

(e)        The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor, or for services performed for and accepted by the debtor.  To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(f)         The account balance does not include the amount of any finance or service charges payable by the account debtor.  To the extent any finance charges or service charges are included, such amounts shall be deducted from the account balance.

(g)        The Borrower has sent an invoice to the debtor in the amount of the account.

(h)        The Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account.  The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

(i)         The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(j)         The debtor upon the account is not any of the following:

(i)         An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

(ii)         The U.S. government or any agency or department of the U.S. government to the extent the aggregate amount of such accounts, together with the aggregated amount of the accounts described in clause (j)(iii) of this Paragraph 1.1, exceeds Seven Hundred Fifty Thousand Dollars ($750,000.00) at any one time, unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §6305) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower.

(iii)        Any state, county, city, town or municipality to the extent the aggregate amount of such accounts, together with the aggregate amount of the accounts described in clause (j)(ii) of this Paragraph 1.1, exceeds Seven Hundred Fifty Thousand Dollars ($750,000.00) at any one time.

(iv)        Any Person or entity located in a foreign country.

(k)        The account is not in default.  An account will be considered in default if any of the following occur:

(i)         the account is not paid within 90 days from its invoice date;

(ii)         the account represents the remaining obligations for partially paid invoices;

(iii)        the account is "charged back" to a franchisee of the Borrower pursuant to the applicable franchise agreement;

(iv)        the debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(v)        any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(l)         The account is not the obligation of a debtor who is in default (as defined above) on 50% or more of the accounts upon which such debtor is obligated.

(m)       The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(n)        The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(o)        The account is otherwise acceptable to the Bank in its reasonable discretion.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor.  To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded.  The concentration limit for each debtor shall be equal to 20% of the total amount of the Borrower's Acceptable Receivables at that time.

1.2        “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

1.3        “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

1.4        "Borrowing Base" means the sum of:

(a)        85% of the balance due on Acceptable Receivables; and

(b)        75% of the most recent appraised fair market value of Eligible Real Estate.

After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for rent at leased locations subject to statutory or contractual landlord’s liens, inventory shrinkage, dilution, customs charges, warehousemen’s or bailees’ charges, liabilities to growers of agricultural products which are entitled to lien rights under the federal Perishable Agricultural Commodities Act or any applicable state law, and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

1.5        "Borrowing Base Period" means each period that commences upon Bank’s determination that the ratio of Total Funded Debt to Adjusted EBITDA (as defined in the “Covenants” section of this Agreement, the "Financial Test") is equal to or greater than 2.00:1.0 (the “Maximum Financial Test Requirement”) and ends on the interest payment date following the date upon which the Bank has determined that the Financial Test is less than the Maximum Financial Test Requirement for the two (2) most recent fiscal quarters.

1.6        “Citibank Supplier Agreement” means that certain Supplier Agreement dated as of November 18, 2021 by and between Citibank, N.A. and Hire Quest, L.L.C., as it may be amended, modified or restated from time to time with the prior written consent of the Bank

1.7        “Citibank Receivables” means those certain accounts receivable originally owed to Hire Quest, L.L.C. by Compass Group USA Inc. and/or its various subsidiaries and affiliates which have been purchased by Citibank, N.A. pursuant to the Citibank Supplier Agreement.

1.8        "Credit Limit" means the amount of Fifty Million and 00/100 Dollars ($50,000,000.00), as may be increased in accordance with Paragraph 2.8 of this Agreement.

1.9        “Eligible Cash” means unencumbered (other than a perfected, first priority lien in favor of the Bank) cash on deposit at the Bank in excess of Two Million and 00/100 ($2,000,000.00); provided, the maximum amount of Eligible Cash shall not, at any time, exceed the then outstanding principal of the Line of Credit (excluding the amount of issued and outstanding Letters of Credit).

1.10      “Eligible Real Estate” means real estate owned by the Borrower which satisfy each of the following: (a) at least 51% of such real estate is used or occupied the Borrower; (b) the Bank has obtained a title insured, first priority lien on such real estate pursuant to a mortgage acceptable to the Bank, subject only to such exceptions as approved by the Bank in its sole Bank; and (c) the Bank has received and approved standard and customary due diligence with respect to such real estate, which may include, but is not limited to, current appraisal, current environmental reports current flood report and, if applicable, flood insurance policy, current evidence of zoning compliance and current survey. As of the date of this Agreement, there is no Eligible Real Estate.

1.11      “Environmental Agreement” means, as applicable, the Indemnity Regarding Hazardous Substances section hereof or the environmental indemnity agreement of even date herewith by and between the Borrower or other applicable Obligor and the Bank pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified.  The Environmental Agreement is unsecured.

1.12      “Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, and (c) the National Flood Insurance Reform Act of 1994, and any regulations promulgated pursuant thereto, each as amended and together with any successor law of such type.

1.13      “Holdings” means HireQuest, Inc., a Delaware corporation.

1.14      “Land” means the land described in and encumbered by the Mortgage.

1.15      “Mortgage” means the deed of trust or mortgage of even date herewith given by the Borrower or other applicable Obligor to the Bank to secure the obligations hereunder, except for obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

1.16      “Obligor” means any Borrower, Guarantor and/or Pledgor, or if the Borrower is comprised of the trustees of a trust, any trustor.

1.17      “Permitted Acquisition” means any purchase or acquisition by any Borrower (in one transaction or a series of transactions, including through a merger) of all of the equity interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person that occurs when the following conditions have been satisfied: (a) before and after giving effect to such purchase or acquisition and any indebtedness incurred in connection therewith (to the extent permitted by this Agreement), no default has occurred or is continuing or would result from such applicable transaction, and all representations and warranties of each Borrower set forth in this Agreement and all other documents executed by any of the Borrowers in connection with this Agreement shall be and remain true and correct in all material respects before and after giving effect to such transaction; (b) after giving effect to such purchase or acquisition on a pro forma basis (including the incurrence of any indebtedness in connection therewith and the use of the proceeds thereof), the ratio of Total Funded Debt to Adjusted EBITDA shall be less than 2.00:1.0; (c)  the aggregate consideration payable in connection with such purchase or acquisition (including cash, equity and indebtedness or liabilities incurred or assumed and all transaction costs) does not exceed Twenty Million and 00/100 ($20,000,000.00); (d) at least ten (10) days prior to the date of the consummation of such purchase or acquisition, the Borrowers shall have delivered to the Bank notice of such purchase or acquisition, together with reasonable historical financial information and relevant analysis and copies of the acquisition agreement and related documents (including, to the extent relevant to the transaction, financial information and analysis certificates and lien searches) and information reasonably requested by the Bank; provided that the acquisition agreement and related documents initially may be provided in draft form with the finalized documents to be provided within a reasonable period of time prior to the closing of such purchase or acquisition; (e) such purchase or acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired; (f) the Person or assets being acquired are engaged in a business of the type conducted by the Borrowers on the date hereof and businesses reasonably related thereto provided, however, that the Borrowers may engage in providing business-to-business franchise services for placement or staffing services in different industries than those currently or historically serviced by the Borrowers; (g) such purchase or acquisition is consummated in compliance with all applicable law, and all consents and approvals from any governmental authority or other Person required in connection with such purchase or acquisition have been obtained; (h) the Person or assets being acquired shall have positive EBITDA (adjusted to exclude expenses which the Borrower is not reasonably expected to assume or incur after the closing of such acquisition); (i) before and after giving effect to such purchase or acquisition and any indebtedness incurred in connection therewith, each Borrower is solvent;  (j)  the Borrowers execute and deliver, or cause their subsidiaries to execute and deliver, all joinder agreements, guarantees, collateral documents and other related documents reasonably required by the Bank; and (k) the Borrowers have delivered to the Bank a certificate executed by a responsible officer certifying that each of the conditions set forth above has been satisfied.

1.18      “Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any governmental authority

1.19      “Pledgor” means any Person, if any, providing a pledge of collateral with respect to the obligations hereunder.

1.20      “Related Party” means each of the Borrower and its subsidiaries.

2.	LINE OF CREDIT AMOUNT AND TERMS
1.	Line of Credit Amount.

(a)        During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”).  The amount of the Line of Credit (the "Commitment") is equal to (i) during such time as a Borrowing Base Period is not in effect, the Credit Limit; and (ii) during any Borrowing Base Period, the lesser of (A) the Credit Limit, or (B) the Borrowing Base.

(b)        This is a revolving line of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)        The Borrower agrees not to permit the principal balance outstanding under the Line of Credit (excluding the amount of issued and outstanding Letters of Credit), minus Eligible Cash, plus the amount of issued and outstanding Letters of Credit to exceed (i) during such time as a Borrowing Base Period is not in effect, the Margined Assets (as such term is defined below); and (ii) during any Borrowing Base Period, the Borrowing Base.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.	Availability Period.

The Line of Credit is available between the date of this Agreement and February 28, 2028, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

3.	Conditions to Availability of Credit.

In addition to the items required to be delivered to the Bank under the paragraph entitled "Financial Information" in the "Covenants" section of this Agreement, during any Borrowing Base Period, the Borrower will promptly deliver the following to the Bank at such times as may be requested by the Bank:

(a)        A borrowing base certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables on which the requested extension of credit is to be based.

(b)        Copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c)        Copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

(d)        Copies of the cash receipts journal pertaining to the borrowing base certificate.

4.	Repayment Terms.

(a)        The Borrower will pay interest on April 2, 2023, and then on the same day of each month thereafter until payment in full of all principal outstanding under this facility.  The amount of each interest payment shall be the amount of accrued interest on the Line of Credit as of the interest payment date or such earlier accrual date as indicated on the billing statement for such interest payment.

(b)        The Borrower will repay in full all principal, interest or other charges outstanding under this Agreement no later than the Expiration Date.

(c)        The Borrower may prepay the Line of Credit in full or in part at any time.  The prepayment will be applied to the most remote payment of principal due under this Agreement.

5.	Interest Rate.

a.	The interest rate is a rate per year equal to the BSBY Daily Floating Rate plus the Applicable Rate as defined below.

(b)       The “BSBY Daily Floating Rate” is a fluctuating rate of interest which can change on each banking day.  The rate will be adjusted on each banking day to equal the BSBY Screen Rate for U.S. Dollar deposits two banking days prior to the date of determination for a one month term beginning on that date; provided that if such rate is not published on such determination date then the rate will be the BSBY Screen Rate on the first banking day immediately prior thereto. “BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) administered by Bloomberg Index Services Limited and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time). If at any time the BSBY Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

6.	Applicable Rate.

The Applicable Rate shall be the following amounts per annum, based upon the ratio of Total Funded Debt to Adjusted EBITDA (as defined in the “Covenants” section of this Agreement, the "Financial Test"), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower’s most recent financial statements) received by the Bank as required in the Covenants section. Until the Bank receives the first compliance certificate or financial statement, the Applicable Rate shall be the amounts indicated for pricing level 2 set forth below:

Pricing Level	Total Funded Debt to Adjusted EBITDA	Daily Floating BSBY +	Unused Commitment Fee
1	≤1.00x	1.00%	0.125%
2	>1.00x ≤1.75x	1.25%	0.15%
3	>1.75x ≤2.5x	1.50%	0.175%
4	˃2.5x	1.75%	0.20%

The Applicable Rate shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the banking day following the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Rate from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.

7.	Letters of Credit.

(a)        As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue commercial and standby letters of credit for the account of the Borrower (each a "Letter of Credit," and collectively "Letters of Credit"); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twenty Million and 00/100 Dollars ($20,000,000.00).  The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion.  Each Letter of Credit shall be issued for a term, as designated by the Borrower, not to exceed Three Hundred Sixty-Five (365) days; provided however, that no Letter of Credit shall have an expiration date more than Three Hundred Sixty-Five (365) days beyond Expiration Date. Standby letters of credit may include a provision providing that their expiry date will automatically be extended each year for an additional one year period unless the Bank delivers written notice to the contrary.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Facility Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

(b)        The Borrower shall pay the Bank a non-refundable fee equal to 0.75% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 6.75% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

2.8        Increase in Credit Limit. The Borrowers shall have the one-time right, upon at least ten business days’ prior written notice to the Bank to increase the maximum amount of the Credit Limit; subject, however, in any such case, to satisfaction of the following conditions precedent: (a) the aggregate amount of the increase shall not exceed Ten Million and 00/100 ($10,000,000.00); (b) on the date on which any such increase is to become effective, both immediately prior to and immediately after giving effect to the incurrence of such increase, no default shall have occurred and be continuing; (c) after giving effect to the incurrence of such increase and any related transactions, on a pro forma basis, the Borrowers shall be in compliance with all of the financial covenants; (d) the representations and warranties set forth in this Agreement and all other documents executed by any of the Borrowers in connection with this Agreement shall be true and correct in all material respects on and as of the date on which such increase is to become effective; (e) such increase shall be made on the same terms and provisions as apply to the existing Line of Credit, including with respect to payment of an upfront fee, maturity date interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from the existing Line of Credit; (f) the Bank shall have received customary closing certificates and legal opinions and all other documents  it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Bank; and (g) the Bank shall have received such amendments to this Agreement and all other documents executed by any of the Borrowers in connection with this Agreement as the Bank shall require.

3.	COLLATERAL
1.	Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a Guarantor, will secure the guaranty, if so indicated in the security agreement.  The collateral is further defined in security agreement(s) executed by the owners of the collateral.

(a)        Equipment and fixtures owned by Borrower.

(b)        Inventory owned by Borrower.

(c)        Receivables owned by Borrower.

2.	Real Property.

(a)        The Borrower's obligations to the Bank under this Agreement will be secured by a lien covering the following real property owned by one of the Borrowers:

1. Parcel 243-03-00-022 (107 Spring Hall Dr. Goose Creek, SC 29445)

2. Parcel 243-03-00-023 (111 Spring Hall Dr. Goose Creek, SC 29445)

3. Parcel 243-03-00-031 (Lot Property, Goose Creek, SC 29445)

4.	LOAN ADMINISTRATION AND FEES
1.	Fees.

The Borrower will pay to the Bank the fees set forth on Schedule A.

2.	Collection of Payments; Payments Generally.

(a)        Regularly scheduled interest and principal payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower.  For regularly scheduled interest and principal payments not made by direct debit and for all other payments, such payments will be made by such other method as may be permitted by the Bank.

(b)        Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)        All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

3.	Requests for Credit; Equal Access by all Borrowers.

Any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement.  Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

4.	Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”).  The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

5.	Direct Debit.

(a)        The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number XXXXXXXXXXXX owned by Holdings, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

(b)        The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.  If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

6.	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at a Reference Rate, in New York City.  All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

7.	Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement.  The allocation will be made as determined by the Bank, using any reasonable method.  The costs include, without limitation, the following:

(a)        any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)        any capital requirements relating to the Bank's assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

8.	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.  To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

9.	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

10.	Overdrafts.

At the Bank's sole option in each instance, the Bank may do one of the following:

(a)        The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank.  Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.  The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b)        The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

11.	Payments in Kind.

If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion.  All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

12.	Successor Rate.

If at any time an interest rate index provided for in this Agreement (a “Reference Rate”) is not available at such time for any reason or the Bank makes the determination to incorporate or adopt a new interest rate index to replace such Reference Rate in credit agreements, then the Bank may replace such Reference Rate with an alternate interest rate index and adjustment, if applicable, as reasonably selected by the Bank, giving due consideration to any evolving or then existing conventions for such interest rate index and adjustment (any such successor interest rate index, as adjusted, the “Successor Rate”). In connection with the implementation of any Successor Rate, the Bank will have the right, from time to time, in good faith to make any conforming, technical, administrative or operational changes to this Agreement as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other loan document, any amendments to this Agreement implementing such conforming changes will become effective upon notice to the Borrower without any further action or consent of the other parties hereto. If at any time any Successor Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

5.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

1.	Authorizations.

If the Borrower or any other Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

2.	Governing Documents.

If required by the Bank, a copy of the Borrower's organizational documents.

3.	KYC Information.

a.

Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

b.	If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.
4.	Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

5.	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.

6.	Landlord Agreement.

For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower (or the grantor of the security interest), an agreement from the owner of the real property and the holder of any such mortgage or deed of trust.

7.	Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Bank.  If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

8.	Repayment of Other Credit Agreement.

Evidence that the existing revolving line of credit and all letters of credit issued thereunder with Truist Bank has been or will be repaid and cancelled on or before the first disbursement under this Agreement, and evidence that the Lien Release and Assignment of Proceeds Agreement dated as of November 4, 2021 among Citibank, N.A., Hire Quest, L.L.C. and Truist Bank has been terminated.

9.	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

10.	Legal Opinion.

A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require.  The legal counsel and the terms of the opinion must be acceptable to the Bank.

11.	Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

12.	Franchise Agreements.

Copies of all franchise agreements with franchisees of the Borrower.

13.	Security Instrument.

Signed and acknowledged original deed of trust or mortgage, as required by the Bank, encumbering the real property collateral.

14.	Title Insurance.

An ALTA lender's title insurance policy (on a form acceptable to the Bank and from a title company acceptable to the Bank), for at least Four Million and 00/100 Dollars ($4,000,000.00), insuring the Bank's interest in the real property collateral, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require.

5.15      Receivables Report and Financial Statements.

A detailed receivables aging of the Borrower by invoice or a summary aging by account debtor prepared as of the last billing day of January 2023, and the most recent available financial statements of the Borrower (the Bank acknowledging that the financial statements of the Borrower prepared as of September 30, 2022 are acceptable if more recent financial statements of the Borrower are not available).

6.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

1.	Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

2.	Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

3.	Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects.

4.	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

5.	Government Sanctions.

(a)        The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b)        The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

6.	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any other Obligor's) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any other Obligor).  If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

7.	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower's or such Obligor’s financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

8.	Other Obligations.

The Borrower and each Related Party is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

9.	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Related Party for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

10.	PACE Financing.

The Borrower has not entered into any Property Assessed Clean Energy (“PACE”) or similar energy efficiency or renewable energy financing and has no knowledge of any pending assessments or adjustments in connection therewith.

11.	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

12.	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

13.	Location of Pledgor.

The place of business of Borrower (or, if this Pledgor has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

14.	ERISA Plans.

(a)        Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)        With respect to any Plan subject to Title IV of ERISA:

(i)         No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)         No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)        The following terms have the meanings indicated for purposes of this Agreement:

(i)         "Code" means the Internal Revenue Code of 1986, as amended.

(ii)         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)        "Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

15.	No Plan Assets.

The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

16.	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

17.	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

18.	Permits, Franchises.

Each Related Party possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

19.	Insurance.

The Borrower and each Related Party has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

20.	Flood Zone.

None of the Improvements are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, the Borrower or other applicable Obligor has obtained the insurance prescribed herein.

For the purposes of this paragraph, “Improvements” means all on-site and off-site improvements to the Land for a structure located on the Land, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Land and/or in such improvements.

7.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall, and shall cause each Related Party:

1.	Use of Proceeds.

To use the proceeds of the credit extended under this Agreement only for business purposes, including for working capital, to refinance existing indebtedness and for Permitted Acquisitions.

2.	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time.  The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)        Within 90 days after the end of each fiscal year, a copy of the Form 10-K for Holdings and, which may be included in such Form 10-K, the annual audited financial statements for such fiscal year for the Borrowers and their Subsidiaries, containing a consolidated balance sheet of the Borrowers and their Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by FORVIS, LLP, Plante & Moran, PLLC or other independent public accountants of nationally recognized standing and acceptable to the Bank in its reasonable discretion (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrowers and their subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(b)        Within 45 days after the end of each fiscal quarter, excluding the last fiscal quarter of each fiscal year, a copy of the Form 10-Q for Holdings and, which may be included in such Form 10-Q, quarterly financial statements of Borrowers and their subsidiaries, certified and dated by an authorized financial officer.  These financial statements may be company-prepared.  The statements shall be prepared on a consolidated basis.

(c)        Copies of the Form 8-K Current Report for Holdings within 5 days after the date of filing with the Securities and Exchange Commission.

(d)        Within 90 days of the end of each fiscal year, a compliance certificate of the Borrowers, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(e)        Within 45 days of the end of each quarter (including the last period in each fiscal year), a compliance certificate of the Borrowers, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(f)         During such time as a Borrowing Base Period is not in effect, a detailed receivables aging of the Borrower by invoice or a summary aging by account debtor, as specified by the Bank, within 45 days after the end of each quarter (including the last period in each fiscal year).

(g)        The budget of the Borrower for the each fiscal year, in form and content acceptable to the Bank, within 90 days after the commencement of such fiscal year.

(h)        During any Borrowing Base Period, (i) a borrowing base certificate setting forth the amount of Acceptable Receivables as of the last billing day of each month within 15 days after the period end and, upon the Bank's request, copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing base certificate; (ii) a detailed receivables aging of the Borrower by invoice or a summary aging by account debtor, as specified by the Bank, within 15 days after the end of each month; and (iii) a detailed accounts payable aging of the Borrower by invoice or a summary aging by account creditor, as specified by the Bank, within 15 days after the end of each month.

(i)         Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each other Obligor as the Bank may reasonably request.

3.	Total Funded Debt to Adjusted EBITDA Ratio.

To maintain on a consolidated basis a ratio of Total Funded Debt to Adjusted EBITDA not exceeding 3.0:1.0.

“Total Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, and the amount of all issued and outstanding Letters of Credit; provided that for the avoidance of doubt, “Total Funded Debt” shall not include operating lease liabilities.

“Adjusted EBITDA” means, for any period, consolidated net income, plus consolidated interest expense, plus consolidated income tax expense, plus depreciation and amortization, plus non-cash charges (to include stock-based compensation and asset impairment charges), plus nonrecurring transaction costs and expenses paid in cash in connection with closing of the Line of Credit Facility, future acquisitions, and permitted debt/equity issuances not to exceed Two Million Five Hundred Thousand and 00/100 ($2,500,000.00) for any trailing twelve-month period, plus any extraordinary, unusual, or non-recurring loss acceptable to the Bank, plus Work Opportunity Tax Credit costs, minus extraordinary, unusual and non-recurring gains, minus non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Net Income in calculating Adjusted EBITDA), plus losses on sales of assets to franchisees of the Borrower (this value will be limited to 15% of the aggregate value of the sum of all of the above Adjusted EBITDA prior to the add back of losses on sale of assets to franchisees of the Borrower for the trailing twelve-month period).

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

4.	Minimum Fixed Charge Coverage Ratio.

To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25:1.0.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Adjusted EBITDA (as such term is defined in Paragraph 7.3 of this Agreement) minus unfinanced capital expenditures minus cash taxes minus Restricted Payments, to (b) scheduled principal payments plus interest expense paid in cash.

“Restricted Payment” means, for any person, any dividend or distribution on any class of its capital stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its capital stock, any indebtedness subordinated to the Line of Credit or any guarantee thereof or any options, warrants or other rights to purchase such capital stock or such indebtedness, whether now or hereafter outstanding, or any management or similar fees.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

5.	Asset Coverage Ratio.

To maintain an Asset Coverage Ratio of at least 1.0:1.0 at all times.

“Asset Coverage Ratio” means the ratio of Margined Assets to (a) the outstanding principal balance under the Line of Credit, plus (b) the amount of issued and outstanding Letters of Credit under the Line of Credit, less (c) Eligible Cash.

“Asset Test Receivables” means an account receivable other than (a) an account that is not paid within 90 days from its invoice date; (b) an account that represents the remaining obligations for partially paid invoices, and (c) an accounts that is "charged back" to a franchisee of the Borrower pursuant to the applicable franchise agreement.

“Margined Assets” means (a) 85% of Asset Test Receivables as shown on the most recent balance sheet of the Borrower prepared in accordance with GAAP as delivered to the Bank, plus (b) 75% of the most recent appraised fair market value of Eligible Real Estate.

This covenant will be calculated based on the financial statements (as required under this Agreement) for each quarter.

6.	Bank as Principal Depository.

Within 45 days after the date of this Agreement and at all times thereafter, to maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts; provided and notwithstanding the foregoing, during such 45 day period and promptly after each applicable deposit account of a Borrower is opened at the Bank or one of its affiliates, the Borrowers, on a daily basis, shall transfer all funds on deposit in the analogous deposit account currently at Truist Bank to such deposit account at the Bank or one of its affiliates. The Borrowers shall cause Citibank, N.A. to remit all amounts due to a Borrower under the Citibank Supplier Agreement directly to a deposit account maintained at the Bank.

7.	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent.  This does not prohibit:

(a)        Acquiring goods, supplies, or merchandise on normal trade credit.

(b)        Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(c)        Additional debts incurred in connection with Permitted Acquisitions which (i) are owed to the seller in a Permitted Acquisition, (ii) are secured, if at all, solely by liens, subordinated to the Bank’s liens, on the fixed assets purchased in a Permitted Acquisition, (iii) are subordinated, in payment, to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion, and (iv) do not exceed a total principal amount of Five Million Dollars ($5,000,000.00) outstanding at any one time.

8.	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property each Related Party now or later owns without the Bank's written consent.  This does not prohibit:

(a)        Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)        Liens for taxes not yet due.

(c)        To the extent the purchase of any Citi Receivables is determined to be a loan rather than a purchase, liens on such Citibank Receivables in accordance with Section 2.4(d) of the Citibank Supplier Agreement.

(d)        Liens in favor of Truist Bank in cash on deposit at Truist Bank in connection with the Cash Collateralization of the LC Exposure (as each such term is defined in the existing revolving credit and term loan agreement dated as of June 29, 2021 between the Borrower and Truist Bank) in an amount not to exceed 103% of the LC Exposure solely securing the LC Exposure, provided such liens are terminated not later than 2 business days after the Bank issues Letters of Credit to replace letters of credit issued by Truist Bank for the account of a Borrower prior to the date of this Agreement.

9.	Maintenance of Assets.

(a)        Not to sell, assign, lease, transfer or otherwise dispose of any part of any Related Party’s business or any Related Party’s assets except (i) inventory sold in the ordinary course of such Related Party’s business, (ii) other personal property, excluding accounts receivable and real property collateral, sold to franchisees of a Borrower in the ordinary course of such Related Party’s business in connection with Permitted Acquisitions; and (iii) the sale of Citibank Receivables pursuant to the Citibank Supplier Agreement.

(b)        Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)        Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)        To maintain and preserve all rights, privileges, and franchises any Related Party now has.

(e)        To make any repairs, renewals, or replacements to keep each Related Party’s properties in good working condition.

(f)         To execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement.

10.	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)        Existing investments disclosed to the Bank in writing prior to the date of this Agreement.

(b)        Investments in any of the following:

(i)         certificates of deposit;

(ii)         U.S. treasury bills and other obligations of the federal government;

(iii)        readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(c)       Investments that do not exceed an aggregate amount of Five Million Dollars ($5,000,000.00) outstanding at any one time.

11.	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)        Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b)        Extensions of credit to each Related Party’s current subsidiaries or affiliates.

(c)        Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)        Extensions of credit to franchisees of any Borrower that do not exceed an aggregate amount of Fifteen Million Dollars ($15,000,000.00) outstanding at any one time.

(e)        Extensions of credit not otherwise describe in clause (a)-(d) of this Paragraph 7.11 that do not exceed an aggregate amount of Two Million Dollars ($2,000,000.00) outstanding at any one time.

12.	Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower without first providing written notice thereof to the Bank.

13.	Change in Control.

Not to cause, permit, or suffer any Change in Control.

“Change in Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Holdings or any other Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof); (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Richard Hermanns, Edward Jackson, their respective immediate family members, any trust created by or for the benefit of any of the foregoing of 35% or more of the outstanding shares of the voting equity interests of Holdings; (iii) Holdings ceases to own and control, directly or indirectly, beneficially and of record, 100% of the outstanding shares of the voting equity interests of any other Borrower; or (iv) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals who are Continuing Directors.

“Continuing Director” shall mean, with respect to any period, any individuals (i) who were members of the board of directors or other equivalent governing body of Holdings on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

14.	Additional Negative Covenants.

Not to, without the Bank's written consent:

(a)        Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company; except (i) in connection with a Permitted Acquisition and so long as a Borrower is the surviving entity, and (ii) with prior written notice to Bank, a Borrower may merge into any other Borrower.

(b)        Acquire or purchase a business or its assets except for Permitted Acquisitions.

(c)        Engage in any business activities substantially different from the Borrower's present business.

(d)        Liquidate or dissolve any Obligor’s business.

(e)        Apply for or accept any PACE or similar energy efficiency or renewable energy financing.

(f)         With respect to any Obligor which is a business entity, adopt a plan of division or divide itself into two or more business entities (pursuant to a “plan of division” under Section 18-217 of the Delaware Limited Liability Company Act or a similar arrangement under any other applicable state statute).

(g)        Voluntarily suspend its business for more than three (3) days in any three hundred sixty-five (365) day period.

(h)        Amend or modify the Citibank Supplier Agreement.

15.	Notices to Bank.

To promptly notify the Bank in writing of:

(a)        Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b)        Any change in any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

(c)        Any franchisee party to a franchise agreement with the Borrower becoming subject to an insolvency proceeding.

16.	Insurance.

(a)        General Business Insurance.  To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for such Obligor’s business.  Each policy shall include a cancellation clause in favor of the Bank.

(b)        Insurance Covering Collateral.  To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral.  Each insurance policy must be in an amount acceptable to the Bank.  The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)        Evidence of Insurance.  Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

17.	Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

18.	Books and Records.

To maintain adequate books and records, including complete and accurate records regarding all Collateral.

19.	Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any time.  If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

20.	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

21.	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

22.	Patriot Act; Beneficial Ownership Regulation.

Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

23.	Flood and Other Insurance.

If at any time any portion of any structure on the Property is insurable against casualty by flood and is located in a Special Flood Hazard Area under the Flood Insurance Laws, as amended, a flood insurance policy on the structure and the personal property owned by the Borrower or other applicable Obligor located within the structure and acting as collateral under this Agreement, in form and amount acceptable to the Bank but in no amount less than the amount sufficient to meet the requirements of the Flood Insurance Laws as such requirements may from time to time be in effect.  In addition, the Borrower and such Obligor shall maintain such other insurance as the Bank may require to comply with the Bank’s regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.

For the purposes of this paragraph, “Property” means the real and personal property conveyed and encumbered by the Mortgage.

24.	Inspections of Real Property.

To allow the Bank and its agents to visit the real property collateral at any reasonable time for the purpose of inspecting the real property, and deliver to the Bank any financial or other information concerning the real property as the Bank may request.

25.	Use or Leasing of the Real Property Collateral.

To occupy the real property collateral for the conduct of its regular business.  The Borrower will not change its intended use of the real property without the Bank's prior written approval. A portion of the space in the real property may be leased to unaffiliated third parties in accordance with the provisions of this paragraph.

26.	Indemnity Regarding Use of Real Property.

To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank's counsel) arising out of or resulting from the construction of any improvements on the real property collateral, or the ownership, operation, or use of the real property collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise.  The Borrower's obligations to the Bank under this Paragraph shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the real property collateral or any part of it by foreclosure or any other means.

27.	Subsidiaries to Join as Borrowers; Subsidiary Collateral.

(a)        Subsidiary Borrowers. The Borrower will cause each of its domestic subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such subsidiary is formed or acquired (or such longer period of time as agreed to by the Bank in its reasonable discretion)) become a co-Borrower hereunder by way of execution of a Joinder Agreement, in form and substance satisfactory to the Bank. In connection therewith, the Borrower shall give notice to the Bank not less than ten (10) days prior to creating a subsidiary (or such shorter period of time as agreed to by the Bank in its reasonable discretion), or acquiring the equity interests of any other person. In connection with the foregoing, the Borrower shall deliver to the Bank, with respect to each new co-Borrower, such other documents and agreements as reasonably required by the Bank, including, without limitation, resolutions, organizational documents and incumbency certificates with respect to such new Borrower.

(b)        Collateral. The Borrower will cause each new co-Borrower’s tangible and intangible personal and real property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected lien (subject to liens permitted hereunder) in favor of the Bank to secure the obligations incurred under this Agreement or otherwise in connection with this Agreement. The Borrower shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Bank.

(c)        Further Assurances. At any time upon request of the Bank, promptly execute and deliver any and all further instruments and documents and take all such other action as the Bank may deem necessary or desirable to maintain in favor of the Bank, liens and insurance rights on the collateral required to be delivered hereby that are duly perfected in accordance with the requirements hereof, all other documents executed in connection herewith and all applicable laws.

7.28      Franchise Agreements.

Not to enter into a franchise agreement with franchisees of the Borrower  that is not (a) in substantially the form of franchise agreements approved the Bank prior to the date of this Agreement, or (b) with respect to franchisees in its MRI business line that existed prior to the Borrower owning the MRI business line, in substantially the form currently used by a Borrower in connection with such franchisees (collectively, the “Legacy MRI Franchise Agreements”); provided, each franchise agreement with a franchisee of a Borrower (other than the Legacy MRI Franchise Agreements and franchise agreements related to the MRI permanent placement line of business) shall contain, or will contain upon its next renewal, a grant by such franchisee to such Borrower of a security interest in all of such franchisee’s receivables, and Borrower shall at all times maintain a properly filed UCC financing statement listing such franchisee, as debtor, such Borrower, as secured party, and such franchisee’s receivables, as the collateral.

8.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

1.	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

2.	Other Bank Agreements.

(i) Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement, (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor is false when made or deemed to be made; or (iv) any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

3.	Cross-default.

Any default occurs under any agreement in connection with any credit any Obligor or any of the Borrower's related entities or affiliates has obtained from anyone else or which any Obligor or any of the Borrower's related entities or affiliates has guaranteed.

4.	False Information.

The Borrower or any other Obligor has given the Bank materially false or materially misleading information or representations.

5.	Bankruptcy/Receivers.

Any Obligor or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Obligor, or any general partner of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of any Obligor's business; or the business is terminated, or such Obligor is liquidated or dissolved.

6.	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

7.	Judgments.

Any judgments or arbitration awards are entered against any Obligor in an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) or more which are not fully covered by insurance with respect to which the applicable insurer has accepted responsibility in writing, and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

9.	Government Action.

Any government authority takes action that the Bank believes materially adversely affects any Obligor's financial condition or ability to repay.

10.	ERISA Plans.

A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

11.	Covenants.

Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article); provided a default in compliance with the Asset Coverage Ratio under Paragraph 7.5 of this Agreement shall not be a default under this Section 8 but rather shall result in a Borrowing Base Period being in effect.

12.	Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

9.	ENFORCING THIS AGREEMENT; MISCELLANEOUS
1.	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, however, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the most recently ended fiscal year prior to the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Bank shall so request, the Borrower and the Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

2.	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement  shall be governed and interpreted according to the laws of South Carolina (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary.  Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

3.	Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State.  The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State.  If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State.  The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located.  The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum.  The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

4.	Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.  The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.

5.	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

6.	Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

7.	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

8.	Expenses.

(a)        The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor, (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.  Unless the Borrower is in default, field examinations will be conducted no more frequently than once per calendar year and appraisals will be conducted no more frequently than once per calendar year.

(b)        The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, (iii) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (iv) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim, including, without limitation, any act resulting from (A) the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual and (B) the Bank’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that the Bank reasonably believes is made by any Authorized Individual.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c)        The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other Person.

9.	Joint and Several Liability.

(a)        Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s).  Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise.  The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)        Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any other Obligor will not release such Borrower from its obligations under this Agreement.

(c)        Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)        Each Borrower waives any defense by reason of any other Borrower’s or any other person's defense, disability, or release from liability.  The Bank can exercise its rights against each Borrower even if any other Borrower or any other Person no longer is liable because of a statute of limitations or for other reasons.

(e)        Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment.  Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)         Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement.  Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)        The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.  The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)        Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement.

(i)         Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

10.	Set-Off.

Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect.  The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

11.	One Agreement.

This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

12.	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing (any such notice a “Written Notice”).  Written Notices shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.  In lieu of a Written Notice, notices and/or communications from the Bank to the Borrower may, to the extent permitted by law, be delivered electronically (i) by transmitting the communication to the electronic address provided by the Borrower or to such other electronic address as the Borrower may specify from time to time in writing, or (ii) by posting the communication on a website and sending the Borrower a notice to the Borrower’s postal address or electronic address telling the Borrower that the communication has been posted, its location, and providing instructions on how to view it (any such notice, an “Electronic Notice”).  Electronic Notices shall be effective when the communication, or a notice advising of its posting to a website, is sent to the Borrower’s electronic address.

13.	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

14.	Borrower/Obligor Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank's policies and practices from time to time in effect.

15.	Acknowledgement Regarding Any Supported QFCs.

To the extent that this Agreement and any document executed in connection with this Agreement (collectively, “Loan Documents”) provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Governing Law State and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)        As used in this paragraph, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

16.	Amendments.

This Agreement may only be amended by a writing signed by the parties hereto; which, to the extent expressly agreed to by the Bank in its discretion, may include being amended by an Electronic Record signed by the parties hereto using Electronic Signatures pursuant to the terms of this Agreement.

17.	Electronic Records and Signatures.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Bank, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf.  The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Bank. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Bank’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature, the Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of the Bank any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

18.	Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower.  The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

19.	Verification of Receivables.

The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

20.	Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

Signature Page

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank:

Bank of America, N.A.

By: ____________________________________________

Joseph Cigna, Vice President

Borrower:

HireQuest, Inc.

DriverQuest 2, LLC

Hire Quest, L.L.C.

HireQuest Security, LLC

HQ Financial Corporation

HQ Franchising Corporation

HQ Link Corporation

HQ LTS Corporation

HQ Medical, LLC

HQ Real Property Corporation

HQ MRI Corporation

Recruit Media, Inc.

HQ Insurance Corporation

By: ______________________________________________ (Seal)

David S. Burnett, Chief Financial Officer

Attested to by:

______________________________________________ (Seal)

John D. McAnnar, Vice President/Secretary

Prepared by:  Nexsen Pruet, LLC

Address where notices to the Bank are to be sent: Bank of America Gateway Village-900 Building NC1-026-06-06 900 W. Trade St Charlotte, NC 28255	Address where notices to the Borrower are to be sent: HireQuest, Inc. 111 Spring Hall Drive Goose Creek, SC 29445

USA Patriot Act Notice

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered.  Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.